UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue, New York, New York 10153
Supplement dated November 4, 2022
To the Proxy Statement dated September 29, 2022
for the Virtual Annual Meeting of Stockholders to be held on
Friday, November 18, 2022, 10:00 a.m. Eastern Time
www.virtualshareholdermeeting.com/EL2022
(the “Virtual Annual Meeting”)
The following disclosures amend the definitive proxy statement filed by The Estée Lauder Companies Inc.(the “Company”) with the Securities and Exchange Commission (“SEC”) on September 29, 2022 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s board of directors for the above-referenced Virtual Annual Meeting and any adjournment or postponement thereof.
SUPPLEMENTAL DISCLOSURE
After the Proxy Statement was filed with the SEC and sent to our stockholders, the Company determined that the “Executive Compensation” section of the Proxy Statement overstated certain compensation amounts for Tracey T. Travis, the Company's Executive Vice President and Chief Financial Officer, in each of (i) Grants of Plan-Based Awards in Fiscal 2022 on page 76 and (ii) the Summary Compensation Table on page 70. Specifically, (i) in Grants of Plan-Based Awards in Fiscal 2022, the amounts shown for Ms. Travis in the “Grant Date Fair Value of Stock and Option Awards” column for each of (a) the PSU granted on 9/2/2021 with a target of 5,583 shares and (b) the RSU granted on 9/2/2021 should be $1,920,887 (and not $4,941,734), and consequently, (ii) in the Summary Compensation Table, the amounts for Ms. Travis in the fiscal 2022 “Stock Awards” column and “Total” column should be $8,841,998 and $14,094,936, respectively (and not $14,883,692 and $20,136,630, respectively).
This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 18, 2022: This Amendment No. 1, our Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, and the Annual Report on Form 10-K for the fiscal year ended June 30, 2022 with certain exhibits (which constitutes the “Annual Report to Stockholders”), are available at www.proxyvote.com.